Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

DIVERSIFIED PRIVATE EQUITY CORPORATION

and

MERCARI COMMUNICATIONS GROUP, LTD.

and

KANOUFF, LLC
and
UNDERWOOD FAMILY PARTNERS, LTD.

DATED AS OF NOVEMBER 9, 2009

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) dated as of November 9, 2009, by and among Diversified Private Equity Corporation, a Delaware corporation (“DPEC”), and Mercari Communications Group, Ltd., a Colorado corporation (“Mercari”), and Kanouff, LLC, a Colorado limited liability company (“Kanouff”), and Underwood Family Partners, Ltd., a Colorado corporation (“Underwood”) (Kanouff and Underwood to be referred to as “Selling Stockholders”).

WHEREAS, DPEC desires to acquire certain shares of Common Stock of Mercari from Mercari (“Issued Stock”) and certain outstanding shares of Common Stock of Mercari from the Selling Stockholders (“Purchased Stock”); and

WHEREAS, Mercari desires to issue and sell the Issued Stock to DPEC and Selling Stockholders desire to sell the Purchased Stock to DPEC upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
AGREEMENT TO PURCHASE AND SELL STOCK

1.1           Agreement Relating to Issued Stock.  At the Closing (as defined below), Mercari will issue 43,822,001 shares (“Issued Stock”) of its Common Stock par value $0.00001 a share (“Mercari Common Stock”) to DPEC and DPEC will purchase the Issued Stock from Mercari for a purchase price of $0.001 per share (“Issued Stock Price”) of the Issued Stock.

1.2           Agreement Relating to Purchased Stock.  At the Closing, each Selling Stockholder, severally and not jointly, shall sell and deliver to DPEC and DPEC shall purchase from each Selling Stockholder 200 shares of Mercari Common Stock held by each Selling Stockholder (“Purchased Stock”), for a total purchase price from each Selling Stockholder of $180,000 (“Purchased Stock Price”).  Mercari, DPEC, and Selling Stockholders are parties to a Letter of Intent dated November 26, 2008, as subsequently modified and extended (“Letter of Intent”).  Pursuant to the Letter of Intent, DPEC has deposited a total of $75,000.00 (“Stock Deposit”) with each Selling Stockholder.  At the Closing, the Stock Deposit will be retained by Selling Stockholders and applied to the Purchased Stock Price for each Selling Stockholder and the balance of the Purchased Stock Price of $105,000.00 (“Purchased Stock Balance”) will be payable to each Selling Stockholder.

ARTICLE II
CLOSING

The closing of the transactions contemplated by this Agreement (“Closing”) will take place contemporaneously with the execution of this Agreement in accordance with arrangements reasonably satisfactory to Mercari and DPEC.  At the Closing, DPEC will wire transfer the Issued Stock Price to Berenbaum Weinshienk PC’s trust account to be held by it for the benefit of Mercari, and Mercari will issue the Issued Stock and instruct its transfer agent to deliver to DPEC an electronic copy of the stock certificate(s) for the Issued Stock with the actual certificate(s) to be delivered to DPEC on the day after the Closing.  At the Closing, DPEC will pay the Purchased Stock Balance to each of the Selling Stockholders by certified or bank cashier’s check or by wire transfer into an account or accounts designated by each Selling Stockholder and each Selling Stockholder will deliver to DPEC a certificate or certificates representing at least the number of shares of Purchased Stock being sold by each Selling Stockholder, together with an assignment executed by each Selling Stockholder assigning to DPEC the number of shares of Purchased Stock being sold by each Selling Stockholder to DPEC.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DPEC

Except as disclosed on the schedules prepared by DPEC (the “DPEC Schedules”), DPEC hereby represents and warrants to, and covenants with Mercari and the Selling Stockholders, as follows:

3.1           Organization and Qualification.  DPEC is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by DPEC to be conducted.  DPEC is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned by DPEC to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 11.2(b)) on DPEC.  DPEC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failure to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DPEC.

3.2           Subsidiaries and Affiliate.  Set forth in Schedule 3.2 hereto is a true and complete list of all Subsidiaries of DPEC, stating, with respect to each Subsidiary, its jurisdiction of incorporation or organization, date of incorporation or organization, capitalization and equity ownership.  Each Subsidiary and InvestProperty Group, LLC, a Delaware limited liability company (“Affiliate”), is duly incorporated or organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as they are now being conducted, and each Subsidiary and Affiliate is qualified to do business as a foreign corporation in any other jurisdiction in which it is so required to be qualified, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DPEC, a Subsidiary, or the Affiliate.

For purposes of this Agreement, (i) the term “Subsidiary” shall mean any Person in which DPEC or any Subsidiary or Affiliate, directly or indirectly, owns beneficially securities or interests representing more than 50% of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise, and (ii) the term “Person” shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a limited liability company, a trust, or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

3.3           Authority Relative to this Agreement.  DPEC has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (“Transactions”).  The execution and delivery of this Agreement and the consummation by DPEC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of DPEC (including the approval by its Board of Directors in conformance with the directors’ fiduciary duties), and no other corporate proceedings on the part of DPEC is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the transactions referred to in Section 10.1(b)).  This Agreement has been duly and validly executed and delivered by DPEC and, assuming the due authorization, execution, and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of DPEC, enforceable against DPEC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.

3.4           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by DPEC does not, and the performance of this Agreement by DPEC shall not:  (i) conflict with or violate DPEC’s Certificate of Incorporation or Bylaws; (ii) conflict with or violate any Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair DPEC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of DPEC pursuant to, any material contract of DPEC.

(b)           The execution and delivery of this Agreement by DPEC does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental

Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which DPEC is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DPEC or, after the Closing, Mercari, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.5           Litigation.  There are no claims, suits, actions, or proceedings pending or, to the knowledge of DPEC, threatened against DPEC or any Subsidiary or Affiliate, before any court, governmental department, commission, agency, instrumentality, or authority, or any arbitrator.

3.6           Brokers; Third Party Expenses.  DPEC and the Subsidiaries and Affiliate have not incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby, nor will DPEC, the Subsidiaries, the Affiliate, or Mercari be required to make any payment or issue any shares of common stock, options, warrants, or other securities of DPEC, the Subsidiaries, the Affiliate, or Mercari to any third party as result of the Transactions due to the provisions of any agreement entered into by DPEC, the Subsidiaries, or the Affiliate relating to brokerage, finders’ fees, agent’s commissions, or similar agreements.

3.7           Purchase for DPEC’s Own Account.  DPEC is acquiring the Issued Stock and Purchased Stock (“Securities”) and, in the future, will purchase any securities it has a right or obligation to purchase hereunder (“Additional Securities”) for its own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof, and with no present intention of disposing of any thereof.  DPEC acknowledges that the Securities and Additional Securities have not been registered under the Securities Act or qualified under applicable state securities laws and confirms to Mercari and the Selling Stockholders that it understands the restrictions on re-sale of the Securities and Additional Securities imposed by such laws, including Rule 144 promulgated under the Securities Act and that the Securities may only be sold in limited circumstances.

3.8           Legend.  DPEC acknowledges that Mercari will place a legend substantially the same as the following and any other legend required by law on the Issued Stock, Purchased Stock, and any Additional Securities:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF LEGAL COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

Mercari shall, upon request of the holder of a certificate bearing the foregoing legend and the surrender of such certificate, issue a new certificate without the foregoing legend if:  (i) the stock evidenced by such certificate has been effectively registered under the Securities Act and sold in accordance with such registration; or (ii) the holder shall have delivered to Mercari a written legal opinion reasonably acceptable to Mercari to the effect that the restrictions set forth herein are no longer required or necessary under any federal or state law or regulation.

3.9           Accredited Investor.  DPEC is an “Accredited Investor” under the Securities Act.  DPEC has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of its investment in the Securities of Mercari and is able to bear the economic risks of such investment.  DPEC believes that it has received all information it considers necessary or appropriate for deciding whether to acquire the Securities.  DPEC has had an opportunity to ask questions and receive answers from the Selling Stockholders regarding this investment and believes it has made an informed judgment with respect to its investment in the Securities of Mercari.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERCARI

Except as disclosed on the schedules prepared by Mercari (the “Mercari Schedules”), Mercari represents and warrants to, and covenants with, DPEC as follows:

4.1           Organization and Qualification.

(a)           Mercari is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by Mercari to be conducted.  Mercari is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned by Mercari to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mercari.  Complete and correct copies of Mercari’s Articles of Incorporation and Bylaws, as amended and currently in effect (“Mercari Charter Documents”), have been made available to DPEC.  Mercari is not in violation of any of the provisions of the Mercari Charter Documents.

(b)           Mercari is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mercari.

4.2           Subsidiaries.  Mercari has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits, or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Mercari has not agreed and is not obligated to make nor is bound by any written, oral, or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

4.3           Capitalization.

(a)           The authorized capital stock of Mercari consists of: (i) 950,000,000 shares of common stock, par value $0.00001 per share and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (“Mercari Preferred Stock”).  As of the close of business on the business day immediately prior to the date hereof, Mercari has:  (i) 1,589,399 shares of Mercari Common Stock issued and outstanding, (ii) no shares of Mercari Preferred Stock were issued and outstanding; (iii) no shares of Mercari Common Stock were reserved for issuance upon the exercise of outstanding options and warrants to purchase Mercari Common Stock (“Mercari Warrants”); (iv) no shares of Mercari Preferred Stock were reserved for issuance to any party; and (v) no shares of Mercari Common Stock were reserved for issuance upon the conversion of Mercari Preferred Stock or any outstanding convertible notes, debentures or securities (“Convertible Securities”).  To the knowledge of Mercari, all outstanding shares of Mercari Common Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Mercari Contracts.

(b)           Except as contemplated by this Agreement, or as described on Schedule 4.3, as of the date hereof, there is no commitment by Mercari to issue any shares of capital stock, subscriptions, warrants, options, convertible securities, or other similar rights to purchase or receive Mercari securities or to distribute to the holders of any of its equity securities any evidence of indebtedness, cash, or other assets.  Mercari is under no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its equity or debt securities or any interest therein, and to Mercari’s knowledge, there are no voting trusts or similar agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights, or proxies relating to any securities of Mercari or obligating Mercari to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  Except as contemplated by this Agreement and except as set forth in Schedule 4.3 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Mercari is a party or by which it is bound with respect to any equity security of any class of Mercari.

4.4           Authority Relative to this Agreement.  Mercari has full corporate power and authority to: (i) execute, deliver, and perform this Agreement, and each ancillary document which Mercari has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Mercari’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Mercari of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of Mercari (including the approval by its Board of Directors in conformance with the directors’ fiduciary duties), and no other corporate proceedings on the part of Mercari are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Mercari and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Mercari, enforceable against Mercari in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.

4.5           No Conflict; Required Filings and Consents.

(a)           To the knowledge of Mercari, the execution and delivery of this Agreement by Mercari does not, and the performance of this Agreement by Mercari shall not: (i) conflict with or violate Mercari Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Mercari’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Mercari pursuant to, any Mercari Contracts.

(b)           The execution and delivery of this Agreement by Mercari does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Entity, except:  (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and the filing of appropriate documents with the relevant authorities of other jurisdictions in which Mercari is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mercari, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.6           Compliance.  To Mercari’s knowledge, Mercari has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Mercari.  To Mercari’s knowledge, the businesses and activities of Mercari have not been and are not being conducted in violation of any Legal Requirements.  Mercari is not in default or violation of any term, condition or provision of Mercari Charter Documents.  Except as set forth on Schedule 4.6, to Mercari’s knowledge, no written notice of non-compliance with any Legal Requirements has been received by Mercari (and Mercari has no knowledge of any such notice delivered to any other Person).  Mercari is not in violation of any term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition, or non-solicitation.

4.7           SEC Filings; Financial Statements.

(a)           Mercari has made available to DPEC each report, registration statement, and definitive proxy statement filed by Mercari with the SEC for the thirty-six (36) months prior to the date of this Agreement (the “Mercari SEC Reports”), which are all the forms, reports, statements, and documents required to be filed by Mercari with the SEC for the thirty-six (36) months prior to the date of this Agreement.  As of their respective dates, the Mercari SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Mercari SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then also on the date of such subsequent filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent set forth in the preceding sentence, Mercari makes no representation or warranty whatsoever concerning the Mercari SEC Reports as of any time other than the time they were filed.

(b)           Each set of financial statements (including, in each case, any related notes thereto) contained in Mercari SEC Reports, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents in all material respects the financial position of Mercari at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Mercari taken as a whole.

(c)           Mercari has previously furnished to DPEC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents, or other instruments which previously had been filed by Mercari with the SEC pursuant to the Securities Act or the Exchange Act, each of which are listed on the Mercari Schedules.

4.8           No Undisclosed Liabilities.  Except as set forth in Schedule 4.8 hereto, Mercari has no liabilities (absolute, accrued, contingent, or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations, or financial condition of Mercari, except (i) liabilities provided for in or otherwise disclosed in the most recent financial statements in the Mercari SEC Reports filed prior to the date hereof, (ii) liabilities incurred since June 1, 2009, in the ordinary course of business, none of which would have a Material Adverse Effect on Mercari, and (iii) those liabilities and obligations specifically set forth in Section 6.6.

4.9           Absence of Certain Changes or Events.  Except as set forth in Schedule 4.9 hereto, and except as contemplated by this Agreement, since the date of the most recent financial statements filed by Mercari with the SEC, there has not been:  (i) any Material Adverse Effect on Mercari; (ii) any declaration, setting aside, or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Mercari’s capital stock, or any purchase, redemption, or other acquisition by Mercari of any of Mercari’s capital stock or any other securities of Mercari or any options, warrants, calls, or rights to acquire any such shares or other securities; (iii) any granting by Mercari of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Mercari of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Mercari of any increase in severance or termination pay or any entry by Mercari into any currently effective employment, severance, termination, or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Mercari of the nature contemplated hereby, (iv) entry by Mercari into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Mercari with respect to any Governmental Entity, (v) any material change by Mercari in its accounting methods, principles, or practices, except as required by concurrent changes in U.S. GAAP; (vi) any change in the auditors of Mercari; (vii) any issuance of, or agreement to issue, capital stock of Mercari or any other securities of Mercari or any options, warrants, calls, or rights to acquire any such shares or other securities, or (viii) any revaluation by Mercari of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Mercari other than in the ordinary course of business.

4.10         Litigation.  Except as set forth on Schedule 4.10 hereto, there are no claims, suits, actions, or proceedings pending or to Mercari’s knowledge, threatened against Mercari, before any court, governmental department, commission, agency, instrumentality, or authority, or any arbitrator.

4.11         Employee Benefit Plans.  Except as disclosed on Schedule 4.11 hereto, Mercari does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Mercari, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12         Labor Matters.  Mercari is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Mercari, nor does Mercari know of any activities or proceedings of any labor union to organize any such employees.

4.13         Restrictions on Business Activities.  To Mercari’s knowledge, there is no agreement, commitment, judgment, injunction, order, or decree binding upon Mercari or to which Mercari is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Mercari, any acquisition of property by Mercari or the conduct of business by Mercari as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Mercari.

4.14         Title to Property.  Mercari does not own or lease any Real Property or Personal Property.  There are no options or other contracts under which Mercari has a right or obligation to acquire or lease any interest in Real Property or Personal Property.

4.15         Taxes.  Except as set forth in Schedule 4.15 hereto, to Mercari’s knowledge:

(a)           Mercari has timely filed all Returns required to be filed by Mercari with any Tax authority prior to the date hereof, except such Returns which are not material to Mercari.  All such Returns are true, correct, and complete in all material respects.  Mercari has paid all Taxes shown to be due on such Returns.

(b)           All Taxes that Mercari is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)           Mercari has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Mercari, nor has Mercari executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Return of Mercari by any Tax authority is presently in progress, nor has Mercari been notified of any request for such an audit or other examination.

(e)           No adjustment relating to any Returns filed by Mercari has been proposed in writing, formally or informally, by any Tax authority to Mercari or any representative thereof.

(f)           Mercari has no liability for any material unpaid Taxes which have not been accrued for or reserved on Mercari’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent, or otherwise, which is material to Mercari, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Mercari in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Mercari.

4.16        Environmental Matters.

(a)           Except as disclosed in Schedule 4.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to Mercari’s knowledge:  (i) Mercari has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Mercari (including soils, groundwater, surface water, buildings, or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Mercari were not contaminated with Hazardous Substances during the period of ownership or operation by Mercari; (iv) Mercari is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Mercari has not been associated with any release or threat of release of any Hazardous Substance; (vi) Mercari has not received any notice, demand, letter, claim, or request for information alleging that Mercari may be in violation of or liable under any Environmental Law; and (vii) Mercari is not subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)           As used in this Agreement, the term “Environmental Law” means any federal, state, local, or foreign law, regulation, order, decree, permit, authorization, opinion, common law, or agency requirement relating to: (A) the protection, investigation, or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release, or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property.

(c)           As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified, or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

4.17         Brokers.  Mercari has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby, nor will DPEC, the Subsidiaries, the Affiliate, or Mercari be required to make any payment or issue any shares of common stock, options, warrants, or other securities of DPEC, the Subsidiaries, the Affiliate, or Mercari to any third party as result of the Transactions due to the provisions of any agreement entered into by Mercari or the Selling Stockholders relating to brokerage, finders’ fees, agent’s commissions, or similar agreements.

4.18         Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith:  (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, formulations, delivery methods, improvements, trade secrets, proprietary information, know how, technology, technical data, and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations, and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”), and other names and locators associated with the Internet (“Domain Names”); (v) formulations and delivery methods and any registrations, approvals, and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, and applications therefor (collectively, “Trademarks”); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

Mercari does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.  To the knowledge of Mercari, Mercari has not, does not, and will not infringe or misappropriate the Intellectual Property of any third party or engage in activities constituting unfair competition or trade practices under the laws of any jurisdiction.

4.19         Agreements, Contracts, and Commitments.

(a)           Except for the agreements with Computershare Trust Company, Inc. (“Transfer Agent”), and except as set forth on Schedule 4.19, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings, and commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Mercari is a party or by or to which any of the properties or assets of Mercari may be bound, subject or affected, which either (a) creates or imposes a liability greater than $5,000, or

(b) may not be cancelled without penalty or further obligation or liability by Mercari on less than 30 days’ or less prior notice (“Mercari Contracts”).

(b)           Except as set forth on Schedule 4.19, each Mercari Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.  True, correct, and complete copies of all Mercari Contracts (or written summaries in the case of oral Mercari Contracts) and of all outstanding offers or proposals of Mercari have been heretofore delivered to DPEC.

(c)           Neither Mercari nor, to the knowledge of Mercari, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Mercari Contract, and no party to any Mercari Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Mercari.  Each agreement, contract or commitment to which Mercari is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Mercari.

4.20         Insurance.  Mercari does not maintain any the insurance policies or fidelity bonds covering any assets, business, equipment, properties, operations, employees, officers, or directors.

4.21         Governmental Actions/Filings.  Mercari has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Mercari of its businesses (as presently conducted) or used or held for use by Mercari, all of which are listed in Schedule 4.21 hereto, and true, complete, and correct copies of which have heretofore been made available to DPEC.  Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 4.21 hereto, is not subject to expiration, and Mercari is in compliance with all of its obligations with respect thereto.  No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or the ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings.  Except as set forth in Schedule 4.21, to Mercari’s knowledge, no Governmental Action/Filing is necessary to be obtained, secured or made by Mercari to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

4.22         Interested Party Transactions.  Except as set forth in Schedule 4.19 and Schedule 4.22 hereto or in Mercari’s most recent report on Form 10-K or the Mercari SEC Reports subsequent thereto, no employee, officer, director or 5% or more stockholder of Mercari or a member of his or her immediate family is indebted to Mercari, nor is Mercari indebted (or committed to make loans or extend or guarantee credit) to any of them.  Except as set forth in Schedule 4.19 and Schedule 4.22, to Mercari’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Mercari is affiliated or with whom Mercari has a material contractual relationship, or any Person that competes with Mercari, except that each employee, 5% or more stockholder, officer or director of Mercari and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Mercari.  Except as set forth in Schedule 4.19 and Schedule 4.22, to Mercari’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Mercari (other than such contracts as relate to any such individual ownership of capital stock or other securities of Mercari).

4.23         Indebtedness; Mercari Assets.  Except as set forth on Schedule 4.23, Mercari has no indebtedness for borrowed money. Immediately prior to the Closing, Mercari will have no assets, except for cash reserves earmarked for the payment of certain accounts payable and accrued expenses of Mercari with respect to the period prior to Closing which remain unpaid, which Mercari shall be responsible for payment following the Closing pursuant to Section 6.6 hereof (“Cash Reserve”).

4.24         Over-the-Counter Bulletin Board and Pink Sheets Quotation.  Mercari Common Stock is approved for quotation on the Over-the-Counter Bulletin Board (“OTC BB”) and the Pink Sheets.  There is no action or proceeding pending or, to Mercari’s knowledge, threatened against Mercari by NASDAQ or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate such approval for the quotation of Mercari Common Stock on the OTC BB and the Pink Sheets.

4.25         Board Approval.  The Board of Directors of Mercari (including any required committee or subgroup of the Board of Directors of Mercari) has, as of the date of this Agreement, approved this Agreement and the transactions contemplated hereby.  No vote or consent of stockholders of Mercari is necessary to authorize this Agreement or the transactions contemplated hereby, including, but not limited to, the issuance of the Issued Stock.

4.26         Issued Stock.  The Issued Stock has been duly and validly authorized and, when issued at the Closing, will be validly issued, fully paid and non-assessable and subject to no preemptive rights or rights of first refusal.

4.27         Representations and Warranties Complete.  The representations and warranties of Mercari included in this Agreement and any list, statement, document, or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLING STOCKHOLDERS

Except as disclosed on any schedules prepared by the Selling Stockholders (the “Selling Stockholder Schedules”), each Selling Stockholder, severally and not jointly, hereby represents and warrants to, and covenants with, DPEC as follows:

5.1           Organization and Qualification.  Each Selling Stockholder is duly organized, validly existing, and in good standing under the laws of the state of its formation and has the requisite limited liability company or partnership power and authority to own, lease, and operate its assets and properties and to own, manage, and dispose of its interest as a stockholder in Mercari.  Each Selling Stockholder is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (“Approvals”) necessary to own, manage, and dispose of its interest in Mercari, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Selling Stockholder.

5.2           Authority Relative to this Agreement.  Each Selling Stockholder has the necessary limited liability company or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by such Selling Stockholder of the Transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or partnership action on the part of such Selling Stockholder and no other limited liability company or partnership proceedings on the part of such Selling Stockholder are necessary to authorize this Agreement or consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Selling Stockholder and, assuming the due authorization, execution, and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by applicable principles of equity and public policy.

5.3           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by such Selling Stockholder does not, and the performance of this Agreement by such Selling Stockholder shall not:  (i) conflict with or violate such Selling Stockholder’s Articles of Organization, Certificate of Partnership, Operating Agreement, Partnership Agreement, or similar organizational document; (ii) conflict with or violate any Legal Requirement; or (iii) result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or materially impair such Selling Stockholder’s rights or alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of such Selling Stockholder, pursuant to any material contract of such Selling Stockholder.

(b)           The execution and delivery of this Agreement by such Selling Stockholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on such Selling Stockholder, DPEC, or Mercari on or after the Closing or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

5.4           Litigation.  There are no claims, suits, actions, or proceedings pending, or to the knowledge of such Selling Stockholder, threatened against such Selling Stockholder before any court, governmental department, commission, agency, instrumentality, authority, or any arbitrator.

5.5           Brokers; Third Party Expenses.  Such Selling Stockholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agents’ commissions, or any similar charges in connection with this Agreement or any of the Transactions contemplated hereby, nor will any other party to this Agreement be required to make any payment or issue any securities to any third party as a result of the Transactions due to any provisions of any agreement entered into by such Selling Stockholder related to brokerage, finders’ fees, agents’ commissions, or similar agreements.

5.6           Owner.  Such Selling Stockholder is the record and beneficial owner and holder of the Purchased Stock which is duly and validly issued, fully paid, and non-assessable and free and clear of all liens, encumbrances, charges, and claims of any kind whatsoever.  Except for applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, the Purchased Stock is not subject to any restrictions with respect to transferability.  Each Selling Stockholder has full power and authority to assign and transfer the Purchased Stock to DPEC in accordance with the terms of this Agreement without obtaining the consent or approval of any other Person or Governmental Entity and, upon the transfer of the Purchased Stock to DPEC pursuant to this Agreement, DPEC will be the record and beneficial owner of the Purchased Stock, free of all liens, encumbrances, charges, assessments, preemptive rights, rights of first refusal, or other claims of any kind whatsoever.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Board of Directors of Mercari.  Prior to the Closing, the current Board of Directors of Mercari shall deliver duly adopted resolutions to:  (a) set the size of Mercari’s Board of Directors at five (5) members, effective immediately prior to the Closing; (b) appoint the following persons to Mercari’s Board of Directors, effective as of the Closing:  Scott L. Mathis, Julian Beale, and Peter Lawerence; and (c) accept the resignations of the current officers and directors of Mercari effective after the actions described in (a) and (b) above (“Resolutions”).  Immediately prior to the Closing, the current officers and directors of Mercari shall deliver their resignations, as appropriate, as officers and directors of Mercari to be effective after the actions described in (a) and (b) above (the “Resignations”).

6.2           Other Actions.

(a)           At least fifteen (15) days prior to Closing, DPEC will prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”), and, after providing Mercari with a reasonable time to review and comment on the 14f-1 Information Statement, Mercari will file the 14f-1 Information Statement with the SEC and will cause the same to be mailed to each of Mercari’s stockholders at least eleven (11) days prior to the Closing.

(b)           At least three (3) days prior to Closing, DPEC shall prepare the Form 8-K announcing the Closing in conformance with regulations, which shall include all information required by such form (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Mercari and in a format acceptable for EDGAR filing.  Mercari shall file the Transaction Form 8-K with the SEC within the statutory time frame following the Closing.

Each of DPEC and Mercari shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transactions and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions or any of the other transactions contemplated hereby.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege, or other similar privilege, each of DPEC and Mercari shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. In exercising the foregoing right, each of DPEC and Mercari shall act reasonably and as promptly as practicable.

6.3           Required Information.  In connection with the preparation of the Transaction Form 8-K and 14f-1 Information Statement, and for such other reasonable purposes, each of DPEC and Mercari shall, upon request by the other, furnish the other with all information concerning themselves, their respective subsidiaries, directors, officers, managers, managing members, stockholders, and members (including the directors of Mercari to be elected effective as of the Closing pursuant to Section 6.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of each of DPEC and Mercari to any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby.  Each party warrants and represents to the other parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.4           Confidentiality; Access to Information.  To the extent the provisions of this Agreement provide greater protection against the disclosure of confidential information by the parties than any confidentiality agreement or letter of intent previously executed by the parties, such provisions of such prior confidentiality agreement or letter of intent shall be superseded by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to:  (i) information which was known to a party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated, each party will return or cause to be returned to each other party providing documents and other material, all such documents and other material obtained from such other party in connection with the Transactions contemplated hereby.

6.5           Public Disclosure.  Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the Transactions without the consent of the other parties, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transactions, it shall, if possible, immediately notify the other party prior to such disclosure.

6.6           Absence of Material Liabilities.  Immediately prior to the Closing, Mercari agrees that it shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to:  (i) Mercari Contracts disclosed under Section 4.19 hereof; and (ii) unpaid accounts payable and accrued expenses of Mercari as of the Closing (“Accounts Payable”).  Mercari shall establish a Cash Reserve in an amount equal to the Accounts Payable minus all fees, costs, and expenses included in such Accounts Payable which are required to be paid by DPEC under this Agreement, including Section 9.1 hereof (“Adjusted Accounts Payable”).  Following the Closing, to the extent not satisfied by Mercari or DPEC prior to the Closing, the Adjusted Accounts Payable shall be paid in full from the Cash Reserve.  To the extent that any Cash Reserve remains after payment of the Adjusted Accounts Payable, the remaining balance of the Cash Reserve shall be paid to Selling Stockholders.  To the extent the Cash Reserve is not sufficient to pay and satisfy the Adjusted Accounts Payable in full, the Selling Stockholders agree to pay such unpaid Adjusted Accounts Payable and indemnify and hold Mercari harmless from such unpaid Adjusted Accounts Payable for a period of one (1) year following the Closing.  Following the Closing, DPEC shall pay and satisfy, or cause Mercari to pay and satisfy, all of Mercari’s obligations which DPEC has agreed to pay and satisfy under this Agreement, including under Section 9.1 hereof.

6.7           Business Records.  At Closing, Mercari shall cause to be delivered to DPEC all records and documents relating to Mercari, which Mercari possesses, including, without limitation, books, records, government filings, Returns,

Charter Documents, Corporate Records, Stock Records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with Mercari (“Business Records”).  DPEC agrees to retain all such records and documents for at least five (5) years after the Closing; provided that if DPEC wants to dispose of any prior to such time, it will deliver the same to Selling Stockholders.

ARTICLE VII
CONDITIONS TO THE TRANSACTIONS

7.1           Conditions to Obligations of Each Party to Effect the Transactions.  The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, signed by DPEC, Mercari, and the Selling Stockholders:

(a)           No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement.  All waiting periods, if any, under any law in any jurisdiction in which DPEC or Mercari has material operations relating to the transactions contemplated hereby has expired or terminated early and all material approvals required to be obtained prior to the Transactions in connection with the transactions contemplated hereby shall have been obtained.

(b)           Debt Holder Consents.  The lenders under any credit facilities, secured loans, mortgages, and other indebtedness of DPEC for borrowed money shall have consented in writing to the Transactions (if such consent is required in connection with the Transactions).

(c)           Required Approvals.  This Agreement and the Transactions have been duly approved and adopted, by the requisite vote, if any, of DPEC’s stockholders and by the requisite actions of the Board of Directors of DPEC under the laws of the State of Delaware and DPEC’s Charter Documents, and by the requisite actions of the Board of Directors of Mercari under the laws of the State of Colorado and the Mercari Charter Documents.

(d)           14f-1 Information Statement.  At least eleven (11) days prior to Closing, Mercari shall have filed the 14f-1 Information Statement with the SEC, and Mercari shall have caused the 14f-1 Information Statement to be mailed to each of the stockholders of Mercari, and Mercari shall have otherwise complied with all of the provisions under Rule 14f-1 under the Exchange Act.

(e)           Transaction Form 8-K.  DPEC shall have delivered to Mercari the Transaction Form 8-K, in a form acceptable to Mercari, which acceptance shall not be unreasonably withheld.

(f)           Blue Sky Laws.  The issuance and sale of Mercari Common Stock to be issued and sold under this Agreement shall be exempt from, or has been qualified under, the Blue Sky Laws of each appropriate jurisdiction to the satisfaction of Mercari, DPEC, and their respective counsels.

7.2           Additional Conditions to Obligations of DPEC.  The obligations of DPEC to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by DPEC:

(a)           Representations and Warranties.  The representations and warranties of Mercari in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), disregarding for the purposes of such determination any “Material Adverse Effect” or other materiality qualifiers set forth in such representations and warranties, except for such failures of such representations and warranties to be so true and correct as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mercari.

(b)           Agreements and Covenants.  Mercari shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Mercari) does not, or will not, constitute a Material Adverse Effect with respect to Mercari.

(c)           Resignations and Resolutions.  Mercari shall have delivered to DPEC the Resignations and Resolutions, in a form reasonably satisfactory to DPEC, effective immediately prior to the Closing.  Mercari shall also have delivered to DPEC evidence satisfactory to DPEC of the appointment of new directors of Mercari in accordance with Section 6.1 hereof.

(d)           Consents.  Mercari shall have obtained all consents, waivers, and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers, and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Mercari.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to Mercari shall have occurred since the date of this Agreement.

(f)           SEC Compliance. Immediately prior to Closing, Mercari shall be in compliance with the reporting requirements under the Exchange Act.

(g)           Business Records.  Immediately prior to the Closing, Mercari shall have delivered to DPEC the Business Records.

(h)           OTC Quotation.  The Mercari Common Stock at the Closing will be approved for quotation on the OTC BB and the Pink Sheets.

(i)           Other Deliveries.  At or prior to Closing, Mercari shall have delivered to DPEC:  (i) copies of resolutions and actions taken by Mercari’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be requested by DPEC and its counsel in order to consummate the transactions contemplated hereunder.

(j)           Cash Reserve.  Mercari shall have established the Cash Reserve required by Section 6.6.

(k)           Capital Contribution.  The Selling Stockholders shall have contributed to the capital of Mercari the principal ($31,000) and accrued interest under all loans they have made to Mercari.

7.3           Additional Conditions to the Obligations of Mercari.  The obligation of Mercari to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Mercari:

(a)           Representations and Warranties.  The representations and warranties of DPEC in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)           Agreements and Covenants.  DPEC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of DPEC) does not, or will not, constitute a Material Adverse Effect on DPEC.

(c)           Consents.  DPEC shall have obtained all consents, waivers, permits, and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers, and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on DPEC.

(d)           Other Deliveries.  At or prior to Closing, DPEC shall have delivered to Mercari:  (i) copies of resolutions and actions taken DPEC’s Board of Directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii)  such other documents or certificates as shall reasonably be required by Mercari and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Except as specifically set forth in Sections 6.6, 6.7, and 10.1, and such other provisions contained herein which specifically contemplate the performance of any agreement or covenant by any party hereto after the Closing, all representations, warranties, agreements, and covenants contained in or made pursuant to this Agreement by any party hereto or contained in any Schedule hereto shall survive the Closing for a period of two (2) years.

ARTICLE IX
FEES, AMENDMENT, AND WAIVER

9.1           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.  The parties further agree that each party shall be responsible for any and all costs and expenses incurred by them in connection with the preparation of the Transaction Form 8-K and the 14f-1 Information Statement.  Notwithstanding the foregoing, and whether or not the Transactions are consummated, DPEC will pay, or reimburse Mercari if Mercari has paid, all obligations which DPEC has agreed to pay under this Agreement, including all fees, costs, and expenses of filing documents relating to the Transactions with any authority; and all costs and expenses of filing, reproducing, and mailing the 14f-1 Information Statement.  In addition, at the expense of DPEC, DPEC will cause its counsel to prepare initial drafts of:  (i) resolutions implementing the provisions of Section 6.1; and (ii) any 8-K, 14f-1, and Blue Sky filings for Mercari in connection with the Transactions.  DPEC’s counsel will prepare the foregoing documents based upon information provided to it by Mercari and DPEC and will provide the same to Mercari for its review and revision.  Mercari acknowledges and agrees that DPEC’s counsel will prepare initial drafts of the documents described above as an accommodation to Mercari, is not representing them as counsel in any respect in connection with this transaction, and that all such documents will be reviewed, revised, and approved by Mercari.

9.2           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE X
POST-CLOSING COVENANTS

10.1         Post-Closing Covenants.  DPEC acknowledges that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Mercari and the Selling Stockholders would not enter into this Agreement.  The parties hereto acknowledge and agree that the failure by Mercari or DPEC to satisfy, perform, and comply with the covenants set forth in this Section 10.1 (“Post-Closing Covenants”) following the Closing will have a material adverse effect on Mercari and the investment of the Selling Stockholders in Mercari.  Mercari agrees to utilize its commercially reasonable efforts to, and, after the Closing, DPEC agrees to utilize its commercially reasonable efforts to cause Mercari to, satisfy the following agreements and covenants:

(a)           Remain a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Exchange Act.

(b)           Cause all of the assets and business or equity interest of DPEC, the Subsidiaries, and the Affiliate to be transferred to Mercari and, in connection with such transactions, cause Mercari’s stock to be distributed by

 DPEC to DPEC’s stockholders and the holders of equity interests in the Affiliate (“Reorganization Transaction”).  After consummation of the Reorganization Transaction, obtain at least $10 million in gross proceeds from a financing (“Mercari Financing”) for Mercari; provided that the gross proceeds from any financing obtained by Mercari, DPEC, any Subsidiary, Affiliate or successor after September 8, 2009 shall be deemed to be part of the gross proceeds from the Mercari Financing.  If the gross proceeds from the Mercari Financing exceed $15 million at the time of the last closing of such financing, Mercari agrees to issue additional shares of Mercari Common Stock to DPEC at a purchase price of $.001 per share as follows:  (i) 18,164,560 shares of Mercari Common Stock if the amount of the financing is at least $15 million and less than $20 million; or (ii) 34,058,550 shares of Mercari Common Stock if the amount of the financing is $20 million or more.  After consummation of the Mercari Financing, cause Mercari to seek to register for resale all of the shares issued in the Mercari Financing and shares of Common Stock issued by Mercari from and after December 1, 2001 and prior to the date hereof that are currently outstanding (“Founders Shares”).  Mercari will use its commercially reasonable efforts to file a registration statement within 60 days after consummation of the Reorganization Transaction (“Filing Date”) and to have the registration statement become effective within 180 days after the Filing Date.  If the SEC requires Mercari to reduce the number of shares included under such registration statement, any such reduction will first be made from the shares issued in the Financing.  The obligations of DPEC and Mercari under this subsection (b) are contingent upon DPEC’s good faith determination after taking commercially reasonable efforts that the transactions are feasible.  Such determination shall take into account all relevant material factors, including without limitation, then current economic, financial and market conditions.

10.2         Indemnification.

(a)           DPEC shall indemnify and hold harmless the Selling Stockholders, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys’ fees and expenses and costs of investigation), fine, penalty, suit, action, claim, deficiency, liability, or obligation caused by or arising from (i) any misrepresentation, breach of warranty, or failure to fulfill any covenant or agreement of DPEC contained herein, and (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure.

(b)           The Selling Stockholders shall, severally and not jointly, indemnify and hold harmless DPEC and Mercari, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys’ fees and expenses and costs of investigation), fine, penalty, suit, action, claim, deficiency, liability, or obligation caused by or arising from:  (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the Selling Stockholders contained herein; and (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure.

(c)           The representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any party hereto or by anyone on behalf of any such party: (i) investigating, verifying, or examining any matters with respect to Mercari, DPEC, this Agreement or the transactions contemplated hereby; (ii) having the opportunity to investigate, verify or examine any matters related to Mercari, DPEC, this Agreement or the transactions contemplated hereby; or (iii) failing to determine or discover any facts which were determinable or discoverable by any such party.  All rights contained in this Section are cumulative and are in addition to all other rights and remedies which are otherwise available, pursuant to the terms of this Agreement or applicable law. All indemnification rights shall be deemed to apply in favor of the indemnified party’s officers, directors, representatives, subsidiaries, affiliates, successors, and assigns.

ARTICLE XI
GENERAL PROVISIONS

11.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)           if to Mercari (prior to Closing), to:

Mercari Communications Group, Ltd.
Attn:   John P. Kanouff, Secretary
2525 East Cedar Avenue
Denver, CO  80209

(b)           if to Selling Stockholders:

Kanouff, LLC and
Underwood Family Partners, Ltd.
2525 East Cedar Avenue
Denver, CO  80209

(c)           if to DPEC or Mercari (after Closing):

Diversified Private Equity Corporation
Attn: ______________________
135 Fifth Avenue, 10th Floor
New York, NY 10010
Telephone:     (212) 739-7650
Telecopy:        (212) 655-0140

With a copy to:

Berenbaum Weinshienk PC
Attn: John B.  Wills, Esq.
370 Seventeenth Street, 48th Floor
Denver, CO  80202-5626
Telephone:      303-825-0800
Telecopy:         303-629-7610

11.2         Interpretation.

(a)           When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  When the same term is defined in more than one Article and is assigned different meanings in different Articles, each such definition shall be applicable only within the Article in which it is defined.

(b)           For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity (it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national or regional economic conditions, (c) changes affecting the industry generally in which DPEC or Mercari operate, or (d) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell.

(c)           For purposes of this Agreement, the term “Legal Requirements” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.4(b)), and all requirements set forth in any DPEC or Mercari Contracts, as applicable.

(d)           For purposes of this Agreement, the term “Subsidiary” shall mean any Person in which DPEC or Mercari or any subsidiary thereof directly or indirectly, owns beneficially securities or interests representing 50% or more of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise.

(e)           For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, entity, or Governmental Entity.

(f)           For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

11.3         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Signatures by facsimile or in electronic form shall be treated the same as if such signatures were original signatures of the parties.

11.4         Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that upon consummation of the Closing as described in Article II, the letter of intent between Mercari and DPEC dated November 24, 2008, as subsequently amended and extended, is hereby terminated in its entirety and shall be of no further force and effect, and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

11.5         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

11.6         Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7         Governing Law.  Except for matters that are required to be governed by the provisions of the Delaware General Corporation Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

11.8         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 11.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10       Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration.  Notice of a demand to arbitrate a dispute by a party shall be given in writing to the other parties at their last known address.  Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”).  The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules.  The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties.  The arbitration shall be conducted in Denver, Colorado.  The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.  Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing parties by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then a party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other parties pending the completion of the arbitration in a court having jurisdiction over the parties.  All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MERCARI COMMUNICATIONS GROUP, LTD.

By:	/s/ L. Michael Underwood
L. Michael Underwood, President

DIVERSIFIED PRIVATE EQUITY CORPORATION

By:	/s/ Scott L. Mathis
Scott L. Mathis, President

The undersigned agree to the provisions of Sections 1.2, the Accounts Payable, Cash Reserve, and Adjusted Accounts Payable provisions of Section 6.6, 7.1(f), 7.2(k), and 10.2 and Articles II, V, VIII, X, and XI of the foregoing Stock Purchase Agreement.

KANOUFF, LLC.

By:	/s/ John P. Kanouff
John P. Kanouff, Manager

UNDERWOOD FAMILY PARTNERS, LTD.

By:	/s/ L. Michael Underwood
L. Michael Underwood, General Partner

INDEX OF EXHIBITS AND SCHEDULES

Schedules

DPEC Schedules
Mercari Schedules
Selling Stockholders Schedules-None

MERCARI SCHEDULES

Schedule 4.3
None

Schedule 4.6
None

Schedule 4.9
None, except as disclosed on Schedule 4.19

Schedule 4.10
None

Schedule 4.11
None

Schedule 4.15
None

Schedule 4.16
None

Schedule 4.19
None, except that the Selling Stockholders loaned Mercari $11,000, on May 19, 2008; $10,000 on November 18, 2008; $6,000 on May 29, 2009; and $4,000 on October 13, 2009.  These loans are represented by demand promissory notes and bear interest at 5% per annum.

Schedule 4.21
None, except Mercari is incorporated under the laws of the State of Colorado.  Mercari is required to file an annual report with the Colorado Secretary of State each year on or before October 31.  Mercari filed its most recent annual report with the Colorado Secretary of State on September 1, 2009.

Schedule 4.22
None, except as disclosed on Schedule 4.19.

DPEC SCHEDULES

Schedule 3.2
Subsidiaries:	InvestBio, Inc., a Delaware corporation and	DPEC Capital, Inc., a Delaware corporation.
	Incorporated 6/22/01	Incorporated 2/9/01
	All capital stock held by DPEC	All capital stock held by DPEC

Schedule 3.5
Litigation:  See “Legal Proceedings” section of 14f-1 Information Statement.